Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Third Quarter Results, Updates Financial Guidance

TEANECK, N.J., May 8, 2024 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its third quarter ended March 31, 2024 and its updated financial guidance for the year ending June 30, 2024.

Highlights for the three months ended March 31, 2024 (compared to the three months ended March 31, 2023)

-Net sales of $263.2 million, an increase of $17.6 million, or 7%
-Net income of $8.4 million, a decrease of $1.6 million
-Diluted earnings per share of $0.21, a decrease of $0.04
-Adjusted EBITDA of $29.7 million, an increase of $2.3 million, or 9%
-Adjusted net income of $12.7 million, an increase of $1.1 million, or 9%
-Adjusted diluted EPS of $0.31, an increase of $0.02, or 9%

We affirm our previously issued fiscal year 2024 guidance for the following measures:

–Net sales of $980 million to $1.020 billion
–Adjusted EBITDA of $106 million to $112 million
–Adjusted net income of $42 million to $47 million
–Adjusted diluted EPS of $1.04 to $1.16
–	Adjusted effective tax rate of 28% to 30%

We have updated our fiscal year 2024 guidance for the following measures:

-	Net income of $7 million to $12 million
-	Diluted EPS of $0.17 to $0.30

Our guidance is on a standalone basis without giving effect to the acquisition of Zoetis’ Medicated Feed Additive portfolio.

COMMENTARY

“I am extraordinarily proud of our third quarter performance. Our Animal Health segment delivered double digit top line growth, led by 26% growth in our vaccine business and an exceptional 16% growth in our MFAs and other business. This translated to an overall growth of 9% in Adjusted EBITDA,” said Jack Bendheim, Phibro’s Chairman, President, and Chief Executive Officer.

Jack continued, “This growth was achieved while at the same time our team was heavily involved in the process that led to our announcement last week of our signed agreement to purchase Zoetis’ Medicated Feed Additive portfolio and certain water soluble products. We are excited to bring the people and products included in the transaction to Phibro and we are very confident that we have the operational strength and focus to not only have a smooth transition but to maximize the opportunity related to this portfolio of products which will enhance, expand and diversify Phibro’s species and product offerings. We anticipate this transaction will lead to strong earnings accretion and debt paydown, and will also serve as the engine that will continue to power our investments in the faster growing vaccines, nutritional specialties and companion animal product segments.”

QUARTERLY RESULTS

Net sales

Net sales of $263.2 million for the three months ended March 31, 2024, increased $17.6 million, or 7%, as compared to the three months ended March 31, 2023. Animal Health and Mineral Nutrition increased $16.9 million and $1.3 million, respectively. Performance Products decreased $0.7 million.

Animal Health

Net sales of $181.3 million for the three months ended March 31, 2024, increased $16.9 million, or 10%. Net sales of MFAs and other increased $15.0 million, or 16%, due to increased demand for our MFAs in both domestic and international regions. Net sales of nutritional specialty products decreased $4.8 million, or 11%, mostly due to lower demand for microbial and dairy products. Net sales of vaccines increased $6.7 million, or 26%, primarily due to poultry product introductions in Latin America, plus an increase in both domestic and international demand.

Mineral Nutrition

Net sales of $64.2 million for the three months ended March 31, 2024, increased $1.3 million, or 2%, due to increased sales volume, partially offset by decreased average selling price.

Performance Products

Net sales of $17.7 million for the three months ended March 31, 2024, decreased $0.7 million, or 4%, due to a decrease in demand for personal care product ingredients and industrial chemicals.

Gross profit

Gross profit of $79.6 million for the three months ended March 31, 2024, increased $4.1 million, or 5%, as compared to the three months ended March 31, 2023. Gross margin decreased 50 basis points to 30.2% of net sales for the three months ended March 31, 2024, as compared to 30.7% for the three months ended March 31, 2023, due to unfavorable product mix.

Animal Health gross profit increased $3.5 million, primarily driven by higher sales volume, partially offset by unfavorable product mix. Mineral Nutrition gross profit increased $0.9 million, driven by increased sales volumes. Performance Products gross profit was comparable to the prior year’s quarter. Acquisition-related cost of goods sold reduced gross profit by $0.2 million.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $59.7 million for the three months ended March 31, 2024, increased $2.7 million, or 5%, as compared to the three months ended March 31, 2023. SG&A for the three months ended March 31, 2024, included $0.5 million in acquisition-related costs and $0.1 million of stock-based compensation, partially offset by a gain from insurance proceeds of $0.3 million. SG&A for the three months ended March 31, 2023, included $0.3 million of environmental remediation costs. Excluding these items, SG&A increased $2.6 million, or 5%.

Animal Health SG&A increased $2.0 million, primarily due to an increase in employee-related costs to support increased demand and new product launches in Latin America. Mineral Nutrition and Performance Products SG&A was comparable to the prior year. Corporate costs increased by $0.7 million, due to an increase in employee-related costs.

Interest expense, net

Interest expense, net of $4.6 million for the three months ended March 31, 2024, increased by $0.7 million, as compared to the three months ended March 31, 2023, as a result of higher variable interest rates and increased debt levels.

Foreign currency losses (gains), net

Foreign currency losses, net for the three months ended March 31, 2024, were $2.4 million, as compared to $0.4 million of net gains for the three months ended March 31, 2023. Current period losses were driven by fluctuations in certain currencies related to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $4.5 million and $5.1 million for the three months ended March 31, 2024 and 2023, respectively. The effective income tax rates were 35.0% and 33.5% for the three months ended March 31, 2024 and 2023, respectively. The effective income tax rate for the three months ended March 31, 2024, increased due to the relatively greater effect of certain items such as Global Intangible Low-Taxed Income (“GILTI”) on reduced pre-tax income.

Net income

Net income of $8.4 million for the three months ended March 31, 2024, decreased $1.6 million, as compared to net income of $10.0 million for the three months ended March 31, 2023. Operating income increased $1.4 million, driven by favorable gross profit, partially offset by higher SG&A. Gross profit increased primarily as a result of higher product demand in the Animal Health segment. SG&A increased due to higher employee-related costs. Interest expense, net increased $0.7 million and foreign currency exchange resulted in increased losses of $2.8 million. This was partially offset by a $0.5 million decrease in income tax expense.

Adjusted EBITDA

Adjusted EBITDA of $29.7 million for the three months ended March 31, 2024, increased $2.3 million, or 9%, as compared to the three months ended March 31, 2023. Animal Health Adjusted EBITDA increased $2.3 million due to gross profit from increased sales, partially offset by higher SG&A. Mineral Nutrition Adjusted EBITDA increased $0.8 million, driven by higher gross profit. Performance Products Adjusted EBITDA remained relatively the same. Corporate expenses increased $0.7 million, driven by increased employee-related costs.

Adjusted provision for income taxes

The adjusted provision for income taxes was $5.7 million and $5.8 million for the three months ended March 31, 2024 and 2023, respectively. The adjusted effective income tax rates were 30.8% and 33.2% for the three months ended March 31, 2024 and 2023, respectively. The improvement in our adjusted effective income tax rate for the three months ended March 31, 2024 was driven by a favorable mix of pre-tax income.

Adjusted net income

Adjusted net income of $12.7 million for the three months ended March 31, 2024, increased $1.1 million, or 9%, as compared to the prior year. Increased adjusted gross profit, driven by sales growth, was partially offset by higher adjusted SG&A and higher adjusted interest expense, net, with a partial benefit from a reduced adjusted provision for income taxes. Adjusted SG&A increased due to increased employee-related costs and adjusted interest expense, net, increased due to higher variable interest rates.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.31 for the quarter, an increase of $0.02, or 9% as compared to the adjusted diluted earnings per share of $0.29 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $40.3 million for the twelve months ended March 31, 2024
●	4.4x gross leverage ratio as of March 31, 2024
-$487.0 million total debt
-$110.1 million Adjusted EBITDA for the twelve months ended March 31, 2024
●	Cash and short-term investments of $98.7 million as of March 31, 2024

FISCAL YEAR 2024 FINANCIAL GUIDANCE

Our affirmed or updated fiscal year 2024 financial guidance is as shown in the table below. Comparisons are to the prior fiscal year and year-over-year percentages are calculated using the midpoint of the guidance ranges.

●	Net sales of $980 million to $1.020 billion, growth of 2%, affirmed
●	Net income of $7 million to $12 million, a decline of 70%, updated
●	Diluted EPS of $0.17 to $0.30, a decline of 70%, updated
●	Adjusted EBITDA of $106 million to $112 million, a decline of 3%, affirmed
●	Adjusted net income of $42 million to $47 million, a decline of 9%, affirmed
●	Adjusted diluted EPS of $1.04 to $1.16, a decline of 9%, affirmed
●	Adjusted effective tax rate of 28% to 30%, affirmed

The updated guidance reflects recent developments, including additional acquisition-related expenses, a gain from insurance proceeds and the related effects on the provision for income taxes. Each of these items are reflected in our GAAP guidance but are excluded from adjusted measures.

Our guidance is on a standalone basis without giving effect to the acquisition of Zoetis’ Medicated Feed Additive portfolio.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, May 9, 2024
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements.

Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Nine Months
For the Periods Ended March 31	2024	2023	Change		2024	2023	Change

	(in millions, except per share amounts and percentages)
Net sales	$263.2	$245.7	$17.6	7%	$744.5	$722.8	$21.7	3%
Cost of goods sold	183.6	170.1	13.5	8%	518.6	501.3	17.3	3%
Gross profit	79.6	75.5	4.1	5%	225.9	221.6	4.4	2%
Selling, general and administrative	59.7	57.0	2.7	5%	191.0	173.5	17.6	10%
Operating income	19.9	18.6	1.4	7%	34.9	48.1	(13.2)	* %
Interest expense, net	4.6	3.9	0.7	18%	13.8	10.8	3.0	27%
Foreign currency losses (gains), net	2.4	(0.4)	2.8	*	16.6	4.6	12.0	*
Income before income taxes	12.9	15.1	(2.2)	(14)%	4.5	32.6	(28.1)	*
Provision for income taxes	4.5	5.1	(0.5)	(11)%	2.8	11.5	(8.7)	*
Net income	$8.4	$10.0	$(1.6)	(16)%	$1.7	$21.1	$(19.4)	*

Net income per share
basic	$0.21	$0.25	$(0.04)	(16)%	$0.04	$0.52	$(0.48)	*
diluted	$0.21	$0.25	$(0.04)	(16)%	$0.04	$0.52	$(0.48)	*

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	30.2%	30.7%			30.3%	30.7%
Selling, general and administrative	22.7%	23.2%			25.7%	24.0%
Operating income	7.6%	7.6%			4.7%	6.7%
Income before income taxes	4.9%	6.1%			0.6%	4.5%
Net income	3.2%	4.1%			0.2%	2.9%
Effective tax rate	35.0%	33.5%			63.1%	35.3%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Nine Months
For the Periods Ended March 31	2024	2023	Change		2024	2023	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$108.2	$93.2	$15.0	16%	$304.3	$283.2	$21.1	7%
Nutritional specialties	40.2	45.0	(4.8)	(11)%	121.8	127.9	(6.1)	(5)%
Vaccines	32.9	26.2	6.7	26%	88.9	72.0	16.9	23%
Animal Health	181.3	164.4	16.9	10%	515.0	483.1	31.9	7%
Mineral Nutrition	64.2	62.9	1.3	2%	181.6	184.2	(2.6)	(1)%
Performance Products	17.7	18.3	(0.7)	(4)%	47.9	55.5	(7.6)	(14)%
Total	$263.2	$245.7	$17.6	7%	$744.5	$722.8	$21.7	3%

Adjusted EBITDA
Animal Health	$36.5	$34.2	$2.3	7%	$104.3	$98.2	$6.1	6%
Mineral Nutrition	4.7	3.9	0.8	21%	11.1	13.6	(2.5)	(18)%
Performance Products	2.4	2.4	(0.0)	(2)%	4.6	7.1	(2.5)	(35)%
Corporate	(13.9)	(13.1)	(0.7)	6%	(42.2)	(38.5)	(3.7)	10%
Total	$29.7	$27.4	$2.3	9%	$77.8	$80.4	$(2.6)	(3)%

Ratio to segment net sales
Animal Health	20.1%	20.8%			20.3%	20.3%
Mineral Nutrition	7.3%	6.1%			6.1%	7.4%
Performance Products	13.4%	13.2%			9.6%	12.7%
Corporate (1)	(5.3)%	(5.3)%			(5.7)%	(5.3)%
Total (1)	11.3%	11.1%			10.5%	11.1%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$8.4	$10.0	$(1.6)	(16)%	$1.7	$21.1	$(19.4)	*
Interest expense, net	4.6	3.9	0.7	18%	13.8	10.8	3.0	27%
Provision for income taxes	4.5	5.1	(0.5)	(11)%	2.8	11.5	(8.7)	*
Depreciation and amortization	9.2	8.5	0.7	8%	27.0	25.4	1.5	6%
EBITDA	26.7	27.5	(0.8)	(3)%	45.3	68.9	(23.6)	(34)%
Acquisition-related cost of goods sold	0.2	—	0.2	*	0.5	—	0.5	*
Acquisition-related other	0.5	—	0.5	*	0.5	—	0.5	*
Pension settlement cost	—	—	—	*	10.7	—	10.7	*
Insurance proceeds	(0.3)	—	(0.3)	*	(0.3)	—	(0.3)	*
Brazil employment taxes	—	—	—	*	4.2	—	4.2	*
Stock-based compensation	0.1	—	0.1	*	0.3	—	0.3	*
Environmental remediation costs	—	0.3	(0.3)	*	—	6.9	(6.9)	*
Foreign currency losses (gains), net	2.4	(0.4)	2.8	*	16.6	4.6	12.0	*
Adjusted EBITDA	$29.7	$27.4	$2.3	9%	$77.8	$80.4	$(2.6)	(3)%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Nine Months
For the Periods Ended March 31	2024	2023	Change		2024	2023	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$8.4	$10.0	$(1.6)	(16)%	$1.7	$21.1	$(19.4)	*
Acquisition-related intangible amortization (1)	1.7	1.7	0.0	1%	5.0	5.0	0.0	1%
Acquisition-related intangible amortization (2)	0.8	0.8	(0.0)	(1)%	2.3	2.3	0.0	2%
Acquisition-related cost of goods sold (1)	0.2	—	0.2	*	0.5	—	0.5	*
Acquisition-related other (2)	0.5	—	0.5	*	0.5	—	0.5	*
Pension settlement cost (2)	—	—	—	*	10.7	—	10.7	*
Brazil employment taxes (2)	—	—	—	*	4.2	—	4.2	*
Insurance proceeds (2)	(0.3)	—	(0.3)	*	(0.3)	—	(0.3)	*
Stock-based compensation (2)	0.1	—	0.1	*	0.3	—	0.3	*
Environmental remediation costs (2)	—	0.3	(0.3)	*	—	6.9	(6.9)	*
Foreign currency losses (gains), net (3)	2.4	(0.4)	2.8	*	16.6	4.6	12.0	*
Adjustments to income taxes (4)	(1.1)	(0.7)	(0.4)	*	(9.8)	(6.1)	(3.7)	*
Adjusted net income	$12.7	$11.6	$1.1	9%	$31.7	$33.8	$(2.1)	(6)%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold (1)	$181.7	$168.5	$13.3	8%	$513.0	$496.3	$16.7	3%
Adjusted gross profit	81.5	77.2	4.3	6%	231.5	226.5	4.9	2%
Adjusted selling, general and administrative (2)	58.5	55.9	2.6	5%	173.3	164.3	9.0	5%
Adjusted interest expense, net	4.6	3.9	0.7	18%	13.8	10.8	3.0	28%
Adjusted income before income taxes	18.4	17.4	0.9	5%	44.4	51.4	(7.0)	(14)%
Adjusted provision for income taxes (4)	5.7	5.8	(0.1)	(2)%	12.7	17.7	(5.0)	(28)%
Adjusted net income	$12.7	$11.6	$1.1	9%	$31.7	$33.8	$(2.1)	(6)%

Adjusted net income per share
diluted	$0.31	$0.29	$0.02	9%	$0.78	$0.83	$(0.05)	(6)%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	31.0%	31.4%			31.1%	31.3%
Adjusted selling, general and administrative	22.2%	22.8%			23.3%	22.7%
Adjusted income before income taxes	7.0%	7.1%			6.0%	7.1%
Adjusted net income	4.8%	4.7%			4.3%	4.7%
Adjusted effective tax rate	30.8%	33.2%			28.6%	34.3%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization and acquisition-related cost of goods sold
(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, pension settlement cost, Brazil employment taxes, stock-based compensation and environmental remediation costs

(3)	Foreign currency losses (gains), net, are excluded from adjusted net income
(4)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items

Phibro Animal Health Corporation

Operating, Investing and Free Cash Flows

	Three Months			Nine Months
For the Periods Ended March 31	2024	2023	Change	2024	2023	Change

	(in millions)
EBITDA	$26.7	$27.5	$(0.8)	$45.3	$68.9	$(23.6)
Adjustments
Acquisition-related cost of goods sold	0.2	—	0.2	0.5	—	0.5
Acquisition-related other	0.5	—	0.5	0.5	—	0.5
Pension settlement cost	—	—	—	10.7	—	10.7
Brazil employment taxes	—	—	—	4.2	—	4.2
Insurance proceeds	(0.3)	—	(0.3)	(0.3)	—	(0.3)
Stock-based compensation	0.1	—	0.1	0.3	—	0.3
Environmental remediation costs	—	0.3	(0.3)	—	6.9	(6.9)
Foreign currency losses (gains), net	2.4	(0.4)	2.8	16.6	4.6	12.0
Interest paid, net	(4.3)	(3.7)	(0.6)	(13.0)	(10.3)	(2.7)
Income taxes paid	(2.5)	(6.8)	4.4	(11.6)	(16.2)	4.6
Changes in operating assets and liabilities and other items	(11.5)	(10.6)	(1.0)	5.9	(60.9)	66.8
Net cash provided (used) by operating activities	$11.4	$6.3	$5.1	$59.2	$(6.9)	$66.1

Short-term investments, net	$11.0	$(30.0)	$41.0	$(8.5)	$(23.0)	$14.5
Capital expenditures	(9.7)	(7.9)	(1.8)	(28.2)	(40.9)	12.7
Business acquisition	0.0	—	0.0	(3.3)	—	(3.3)
Other investing, net	(0.2)	0.1	(0.3)	0.9	0.2	0.7
Net cash provided (used) by investing activities	$1.1	$(37.8)	$38.9	$(39.1)	$(63.7)	$24.7

Free cash flow:
Net cash provided (used) by operating activities	$11.4	$6.3	$5.1	$59.2	$(6.9)	$66.1
Capital expenditures	(9.7)	(7.9)	(1.8)	(28.2)	(40.9)	12.7
Building purchase (1)	—	—	—	—	15.0	(15.0)
Free cash flow (adjusted)	$1.7	$(1.6)	$3.3	$31.0	$(32.8)	$63.8

Amounts and percentages may reflect rounding adjustments.

(1)	Adjusted free cash flow for the nine months ended March 31, 2023, excludes a $15 million purchase of property financed in part by a secured term loan

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Glenn C. David

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com